                           HL INVESTMENT ADVISORS, LLC
                   HARTFORD INVESTMENT FINANCIAL SERVICES, LLC
               (EACH AN "ADVISER" OR COLLECTIVELY, THE "ADVISERS")
                       THE HARTFORD-SPONSORED MUTUAL FUNDS

                                 CODE OF ETHICS

SECTION 1 - INTRODUCTION

In accordance with Federal securities laws the Hartford-sponsored mutual funds and each Hartford affiliated registered investment adviser must adopt and administer a code of ethics (the "Code"). The adoption and administration of the Code is predicated upon the following principles: (1) at all times the interests of investment company shareholders and advisory account clients should be placed first; (2) all personal securities transactions should be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) investment personnel should not take inappropriate advantage of their positions.

SECTION 2 - DEFINITIONS

(a) "Access Person" means any director, officer, general partner or Advisory Person of the Hartford-sponsored mutual funds or of an Adviser.

(b) "Account" means any registered investment company or advisory account for which an Adviser is the investment adviser or sub-adviser.

(c) "Advisory Person" means (i) any employee of an Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to any Account or Adviser who obtains information concerning recommendations made to the Account with regard to the purchase or sale of a Covered Security.

(d) "Being Considered for Purchase or Sale" as to a Covered Security means when a recommendation to purchase or sell such Covered Security has been made and communicated.

(e) "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term instruments, shares of registered open-end investment companies and securities issued by The Hartford Financial Services Group, Inc.

(f) "Disinterested Director" means a Director of the Hartford-sponsored mutual funds who is not an "interested person" of the those funds within the meaning of Section 2(a)(19) of the Investment Company Act.

(g) "Investment Personnel" means Portfolio Managers, analysts and traders of the Advisers who take part in the process of making decisions about Account investments.

(h) "Portfolio Managers" means personnel of the Advisers who make decisions about Account investments.

(i) "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

SECTION 3 - PROHIBITION ON CERTAIN PURCHASES AND SALES OF SECURITIES AND
            RELATED REQUIREMENTS

(a) TRADING RESTRICTION ON ACCESS PERSONS - An Access Person shall not purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

         (1)   Is being considered for purchase or sale by any Account; or

         (2)   Is being purchased or sold by any Account.

(b) TRADING RESTRICTION ON PORTFOLIO MANAGERS - A Portfolio Manager may not buy or sell for his or her account a Covered Security within the seven calendar day period before or after an Account that he or she manages, buys or sells that Covered Security. Any profits realized on such trades will be disgorged as determined by the compliance officer.

(c) IPOs - Investment Personnel may not acquire any equity security in an initial public offering.

(d) PRIVATE PLACEMENTS - Investment Personnel may not acquire any security in a private placement without express prior approval by the compliance officer of the Advisers. If, after the purchase, the purchasing party may play a part in the Account's subsequent consideration of an investment in the issuer, the Investment Personnel must make a disclosure to the compliance officer of the Advisers of this conflicting interest. If a decision is made to purchase such a security for the Account, an independent review of the investment decision will be made by Investment Personnel with no personal interest in the issuer.

(e) SHORT-TERM TRADES - Investment Personnel may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 30 calendar days without a written exemption from the compliance officer. Any profits realized in such short-term trades will be disgorged as determined by the compliance officer. Equity securities with a market capitalization of at least $5 billion are not subject to this restriction.

(f) GIFTS - Investment Personnel may not accept gifts or other items of more than de minimis value from any person or entity that does business with or on behalf of any Account.

(g) SERVICE ON BOARDS OF DIRECTORS - Investment Personnel may not serve on the Boards of Directors of publicly held companies without prior approval by the compliance officer of the Advisers.

SECTION 4 - EXEMPTED TRANSACTIONS

The trading restrictions of Section 3 of this Code shall not apply to:

(a) Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

(b) Purchases or sales of securities or the purchase, sale or exercise of options related to securities which are not eligible for purchase or sale by any Account such as securities of The Hartford Financial Services Group, Inc.;

(c) Purchases or sales which are non-volitional on the part of either the Access Person or an Account;

(d) Purchases which are part of any automatic dividend reinvestment plan or stock purchase plan;

(e) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(f) Purchases and sales of U.S. or foreign government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term instruments, shares of open-end mutual funds and any exchange traded securities designed to replicate specific indices, or sub-components of an index, such as SPDRS, Diamonds, Midcap SPDRS and WEBS.

SECTION 5 - COMPLIANCE PROCEDURES

(a) INITIAL AND ANNUAL HOLDINGS REPORT - Within ten days of becoming an Access Person and not later than January 30th thereafter, each Access Person must submit a report to the compliance officer with the information listed below.

         (1) The title, number of shares and principal amount of all Covered Securities owned by the Access Person.

         (2) The name of any broker, dealer or bank with whom the Access Person maintains an account.

         (3) The date the report is submitted.

         The report should contain information that is no more than 30 days old.

(b) QUARTERLY REPORTING - Every Access Person shall, within ten days of the end of each calendar quarter, report to the compliance officer, with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, the information listed below.

         (1) The date of the transaction, the title and the number of shares, and the principal amount of each Covered Security involved.

         (2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

         (3) The price at which the transaction was effected.

         (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

         (6) The date the report is submitted.

(c) REVIEW OF REPORTS - The compliance officer or a designee shall be responsible for reviewing all reports referenced above.

(d) CONFIRMATIONS - Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the compliance officer.

(e) PRE-CLEARANCE - All Access Persons must preclear with the compliance officer of the Advisers trades in all fixed income securities except U.S. or foreign government securities, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term instruments.

(f) ANNUAL CERTIFICATION - Access Persons must certify annually that they have read and understand the Code and have complied with its requirements.

(g) REPORT TO BOARD - On an annual basis management of the Hartford-sponsored mutual funds and each Adviser which provides services to those funds must submit to the Boards of Directors of those funds a written report which:

         (1) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

         (2) Certifies that the funds and each Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(h) A Disinterested Director of the Hartford-sponsored mutual funds shall not be subject to the foregoing except where such Disinterested Director knew, or in the ordinary course of fulfilling his official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security was purchased or sold by the fund or such purchase or sale is or was considered by the fund or its investment adviser.

(i) The reporting requirements above shall not apply to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (e.g. blind trusts, employee stock purchase plans or option grants).

SECTION 6 - SANCTIONS

Upon discovering a violation of this Code, the Advisers' Board of Directors may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the appropriate entity's President.

SECTION 7 - EXEMPTIVE PROCEDURE

The compliance officer of the appropriate Adviser may grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the appropriate Adviser, unless the violator establishes to the satisfaction of the Adviser that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Approved by the Funds: April 26, 2001
Revised: February 2002
Revised: April 2002